Exhibit 4.1

SUPPLEMENTAL INDENTURE

THIS SUPPLEMENTAL INDENTURE, is entered into as of July 3, 2007 (this “Supplemental Indenture”), by and between Washington Real Estate Investment Trust, a Maryland real estate investment trust having its principal office at 6110 Executive Boulevard, Suite 800, Rockville, Maryland, 20852 (hereinafter sometimes called the “Trust”), and The Bank of New York Trust Company, N.A. (as successor in interest to The First National Bank of Chicago), having a corporate trust office at 2 North LaSalle, Chicago, IL 60602 (the “Trustee”).

RECITALS OF THE TRUST

The Trust and the Trustee have heretofore entered into an Indenture dated as of August 1, 1996 (the “Base Indenture”) between the Trust and the Trustee, providing for the issuance by the Trust from time to time of its debt securities evidencing its unsecured and unsubordinated indebtedness (the “Securities”).

Section 901 of the Base Indenture provides that the Trust when authorized by or pursuant to a Board Resolution, and the Trustee may enter into supplemental indentures to the Base Indenture from time to time in accordance with the terms thereof.

Pursuant to Section 901 of the Base Indenture, the Trust desires to amend the Base Indenture by (i) including a new covenant regarding interest rate adjustments for the sole benefit of the Holders of the Trust’s outstanding 6.898% Mandatory Par Put Remarketed Securities due February 2018, 5.95% Notes due June 2011, 5.05% Notes due May 2012, 5.125% Notes due March 2013, 5.25% Notes due January 2014, 5.35% Notes due May 2015 and 7.25% Notes due February 2028 (collectively, the “Notes”) and (ii) amending Section 902 of the Base Indenture to require the Trust to obtain the consent of Holders of not less than a majority in principal amount of the Outstanding Securities of each affected series in connection with future supplemental indentures.

Section 902 of the Base Indenture provides that the Trust when authorized by or pursuant to a Board Resolution, and the Trustee may enter into a supplemental indenture to the Base Indenture with the written consent of the Holders of not less than a majority in principal amount of the Outstanding Securities affected by such amendments (the “Requisite Consents”).

Pursuant to Section 902, the Trust desires to amend the Base Indenture by amending (i) the debt covenant contained in Section 1011(a) of the Base Indenture, (ii) the defined terms used in Section 1011(c) of the Base Indenture and (iii) the defined terms used in Section 1012 of the Indenture (the “Proposed Amendments”).

The Board of Trustees of the Trust has duly adopted resolutions authorizing the Trust to execute and deliver this Supplemental Indenture.

The Requisite Consents to effect the Proposed Amendments have been received.

All acts and proceedings required by law, by the Base Indenture, and by the charter documents of the Trust to make this Supplemental Indenture a valid agreement of the Trust, in accordance with its terms, have been done.

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises and of the covenants contained herein and in the Base Indenture, the Trust and the Trustee covenant and agree, for the equal and proportionate benefit of all Holders of Outstanding Securities, as follows:

ARTICLE ONE

AMENDMENTS TO DEFINITIONS

Section 1.1. Definitions. For all purposes of this Supplemental Indenture, except as otherwise expressly provided for or unless the context otherwise requires:

(1) Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Base Indenture;

(2) All references herein to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this Supplemental Indenture;

(3) The following definitions are hereby added to the Base Indenture:

“Capitalized Property Value” as of any date means the aggregate sum of all Property EBITDA for each such property for the prior four quarters and capitalized at seven and one-half percent (7.5%).

“Property EBITDA” is defined as, for any period of time, without duplication, net earnings (loss), excluding net derivative gains (losses) and gains (losses) on dispositions of real estate, before deductions for the Trust and its Subsidiaries (including amounts reported in discontinued operations) for (i) interest expense (including prepayment penalties); (ii) provision for taxes based on income; (iii) depreciation, amortization and all other non-cash items, as determined in good faith by the Trust, deducted in arriving at net income (loss); (iv) extraordinary items; (v) non-recurring items, as determined in good faith by the Trust; and (vi) minority interest. In each case for such period, amounts will be as reasonably determined by the Trust in accordance with GAAP, except to the extent GAAP is not applicable with respect to the determination of non-cash and non-recurring items. For purposes of this definition, Property EBITDA will not include Trust general and administrative expenses and other Trust expenses such as land holding costs, employee and trustee stock and stock option expense and pursuit cost write-offs as determined in good faith by the Trust.

“Stabilized Property” means (i) with respect to an acquisition of an income producing property, a property becomes stabilized when the Trust or its Subsidiaries have owned the property for at least four (4) full quarters and (ii) with respect to new construction or redevelopment property, a property becomes stabilized four (4) full quarters after the earlier of (a) eighteen (18) months after substantial completion of construction or redevelopment, and (b) the quarter in which the physical occupancy level of the property is at least ninety-three percent (93%).

(4) The following definitions currently set forth in the Base Indenture are hereby amended to read as follows:

“Total Assets” as of any date means the sum of (i) for Stabilized Properties which are reflected as property on the Trust’s consolidated balance sheet in accordance with GAAP, Capitalized Property Value, (ii) for income producing properties which are reflected as property on the Trust’s consolidated balance sheet in accordance with GAAP but do not constitute Stabilized Properties, undepreciated book value as determined in accordance with GAAP, (iii) for all other assets included on the Trust’s consolidated balance sheet in accordance with GAAP, undepreciated book value determined in accordance with GAAP (excluding intangibles, accounts receivable and investments in unconsolidated limited partnerships, limited liability companies and other similar joint ventures); provided, however, that the amount that may be included in Total Assets as of any date pursuant to clause (iii) above shall in no event exceed 15% of Total Assets.

“Total Unencumbered Assets” means the sum of (i) for Stabilized Properties which are reflected as property on the Trust’s consolidated balance sheet in accordance with GAAP and are not subject to an Encumbrance, Capitalized Property Value, (ii) for income producing properties which are reflected as property on the Trust’s consolidated balance sheet in accordance with GAAP but do not constitute Stabilized Properties and are not subject to an Encumbrance, undepreciated book value as determined in accordance with GAAP, (iii) for all other assets included on the Trust’s consolidated balance sheet in accordance with GAAP and are not subject to an Encumbrance, undepreciated book value of such assets determined in accordance with GAAP (excluding intangibles, accounts receivable and investments in unconsolidated limited partnerships, limited liability companies and other similar joint ventures); provided, however, that the amount that may be included in Total Unencumbered Assets as of any date pursuant to clause (iii) above shall in no event exceed 15% of Total Unencumbered Assets.

(5) The definition of “Undepreciated Real Estate Assets” currently set forth in the Base Indenture is hereby deleted.

ARTICLE TWO

AMENDMENT TO SECTION 1011(a)

Section 2.1. Amendment to Section 1011(a). Section 1011 (a) of the Base Indenture is hereby amended to read as follows:

(a) The Trust will not, and will not permit any Subsidiary to, incur any Debt if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds thereof, the aggregate principal amount of all outstanding Debt of the Trust and its Subsidiaries on a consolidated basis determined in accordance with GAAP is greater than 65% of the sum of (without duplication) (i) the Total Assets as of the end of the calendar quarter covered in the Trust’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Debt and (ii) any increase in the Total Assets since the end of such quarter including, without limitation, any increase in Total Assets resulting from the incurrence of such additional Debt (such increase together with the Total Assets being referred to as the “Adjusted Total Assets”);

ARTICLE THREE

AMENDMENT TO SECTION 902

Section 3.1. Amendment to Section 902. The first paragraph of Section 902 of the Base Indenture is hereby amended to read as follows:

SECTION 902. Supplemental Indentures with Consent of Holders. With the consent of (i) the Holders of not less than a majority in principal amount of all Outstanding Securities affected by such supplemental indenture and (ii) the Holders of not less than a majority in principal amount of the Outstanding Securities of each series affected by such supplemental indenture, by Act of said Holders delivered to the Trust and the Trustee, the Trust, when authorized by or pursuant to a Board Resolution, and the Trustee may enter into an indenture or indentures supplemental hereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Indenture or of modifying in any manner the rights of the Holders of Securities and any related coupons under this Indenture; provided, however, that no such supplemental indenture shall, without the consent of the Holder of each Outstanding Security affected thereby:

ARTICLE FOUR

INTEREST RATE ADJUSTMENT

Section 4.1. Interest Rate Adjustment Covenant. The following covenant shall be applicable to and for the sole benefit of the Notes (and the holders of such Notes) and shall not be applicable to (a) any Securities issued prior to the date of this Supplemental Indenture pursuant to the Base Indenture other than the Notes or (b) any Securities issued after the date of this Supplemental Indenture pursuant to the Base Indenture unless expressly specified in the Officer’s Certificate or one or more indentures supplemental establishing the terms of such Securities:

(a) The interest rate payable on the Notes will be subject to adjustment from time to time if either Moody’s or S&P downgrades the debt rating applicable to the Notes (each a “rating”) as set forth below.

(i) If a rating of the Notes from Moody’s is decreased below Baa3, the interest rate applicable to the Notes will increase from the interest rate in effect on the date of this Supplemental Indenture (the “Current Interest Rate”) by 0.25% for each rating decrease below Baa3; provided, however, the aggregate increase shall not exceed 2.00%.

(ii) If a rating of the Notes from S&P is decreased below BBB-, the interest rate applicable to the Notes will increase from the Current Interest Rate by 0.25% for each rating decrease below BBB-; provided, however, the aggregate increase shall not exceed 2.00%.

(iii) In the event of a change in a Rating Agency’s rating levels, the grades indicated above shall mean the equivalent grades under the successor rating levels.

(iv) Each adjustment required by any downgrade in a rating as set forth above, whether occasioned by the action of S&P or Moody’s shall be made independent of any and all other adjustments.

(b) If one Rating Agency subsequently increases its rating, then the interest rate on the Notes will be decreased such that the interest rate will be equal to the Current Interest Rate plus the percentage reflecting the rating levels from both Rating Agencies following such rating increase.

(c) In no event shall (i) the interest rate applicable to the Notes be reduced to below the Current Interest Rate, and (ii) the interest rate applicable to the Notes be increased to more than 2.00% above the Current Interest Rate.

(d) Notwithstanding the foregoing, if at any time there is only one Rating Agency providing a rating of the Notes then any subsequent increase or decrease required by a change in the rating by the Rating Agency continuing to provide a rating shall be twice the percentage set forth above subject to the limitations set forth above. The failure of either Rating Agency (but not both) to provide a rating of the Notes shall not result in an adjustment hereunder. If both Rating Agencies cease to provide a rating, the interest rate on the Notes will increase to, or remain at, as the case may be, 2.00% above the Current Interest Rate.

(e) Any interest rate increase or decrease, as described above, will take effect from the first day of the interest period during which a rating change requires an adjustment in the interest rates.

(f) For purposes of this Article Four, the following definitions shall apply:

“Moody’s” means Moody’s Investor Services Inc. or, in the event Moody’s ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by us, if any, as a replacement agency for Moody’s.

“Rating Agency” means each of Moody’s and S&P.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc., or, in the event that S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by us, if any, as a replacement agency for S&P.

ARTICLE FIVE

MISCELLANEOUS PROVISIONS

Section 5.1. All capitalized terms which are used herein and not otherwise defined herein are defined in the Base Indenture and are used herein with the same meanings as in the Base Indenture.

Section 5.2. This Supplemental Indenture shall be effective as of the opening of business on the date first above written upon the execution and delivery hereof by each of the parties hereto.

Section 5.3. Except as expressly amended hereby, the Base Indenture shall continue in full force and effect in accordance with the provisions thereof and the Indenture is in all respects hereby ratified and confirmed. This Supplemental Indenture and all its provisions shall be deemed a part of the Indenture in the manner and to the extent herein and therein provided.

Section 5.4. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 5.5. This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 5.6. The Trustee shall have not any responsibility for the Recitals of the Trust hereto, which Recitals are made by the Trust alone, or for the validity or sufficiency of this Supplemental Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the day and year first above written.

WASHINGTON REAL ESTATE INVESTMENT TRUST

By:	/s/ Sara Grootwassink
Name:	Sara Grootwassink
Title:	Chief Financial Officer

Attest:

By:	/s/ Laura Franklin
Name:	Laura Franklin
Title:	Secretary

THE BANK OF NEW YORK TRUST COMPANY, N.A., as Trustee as aforesaid

By:	/s/ Sharon K. McGrath
Name:	Sharon K. McGrath
Title:	Vice President

Attest:

By:	/s/ R. Tarnas
Name:	R. Tarnas
Title:	Vice President

STATE OF MARYLAND	)
	)	ss:
COUNTY OF MONTGOMERY	)

On the 3rd day of July, 2007, before me personally came Sara Grootwassink, to me known, who, being by me duly sworn, did depose and say that he/she is Chief Financial Officer of WASHINGTON REAL ESTATE INVESTMENT TRUST, one of the parties described in and which executed the foregoing instrument, and that he/she signed his/her name thereto by authority of the Board of Trustees.

[Notarial Seal]

/s/ Gina Swails
Notary Public

STATE OF ILLINOIS	)
	)	ss:
COUNTY OF COOK	)

On the 3rd day of July, 2007, before me personally came Sharon K. McGrath, to me known, who, being by me duly sworn, did depose and say that that he/she is a Vice President of THE BANK OF NEW YORK TRUST COMPANY, N.A., one of the parties described in and which executed the foregoing instrument, and that he/she signed his/her name thereto by authority of the Board of Directors.

[Notarial Seal]

/s/ T. Mosterd
Notary Public